Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (hereinafter called the “Agreement”) is entered into as of the 15th day of March, 2009, by and among ALLEGIANT TRAVEL COMPANY, a Nevada corporation (“ALGT”), ALLEGIANT INFORMATION SYSTEMS, INC., a Nevada corporation (“AIS”), RPW CONSOLIDATED INFORMATION SYSTEMS, INCORPORATED, a New Hampshire corporation (“RPW”) and ROBERT P. WILSON, III (“Wilson”).

W I T N E S S E T H:

WHEREAS, Wilson currently owns 100% of the outstanding capital stock of RPW; and

WHEREAS, AIS is a wholly-owned subsidiary of ALGT; and

WHEREAS, the Boards of Directors of RPW and AIS deem it advisable and in the best interests of RPW and AIS and their respective stockholders that RPW merge with and into AIS pursuant to this Agreement and applicable provisions of the laws of the States of Nevada and New Hampshire (such transaction being hereinafter called the “Merger”); and

WHEREAS, the parties propose to enter into this Agreement and Plan of Merger which provides, among other things, for the conversion of the RPW common stock issued and outstanding immediately prior to the “Effective Date of the Merger” (as herein defined) into shares of ALGT common stock; and

WHEREAS, for federal income tax purposes, it is intended that the Merger of RPW into AIS qualify as a tax free “reorganization” within the meaning of Section 368(a) of the Code; and

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

The Merger

1.01         The Merger, Effective Time and Conversion Ratio.  Articles of Merger or a Certificate of Merger shall be executed and acknowledged by each of AIS and RPW and delivered to the Secretary of State of the States of Nevada and New Hampshire for filing as provided in the Nevada Revised Statutes (“NRS”) and New Hampshire Business Corporation Act as of the “Closing Date” (as herein defined).  The effective date of the Merger shall be the date the Articles of Merger or a Certificate of Merger shall have been duly filed with the

Secretary of State of the States of Nevada and New Hampshire and the Merger shall be deemed effective for purposes of this Agreement at 12:01 a.m. on the date that the Articles of Merger or Certificate of Merger has been filed in each such state (such date the “Effective Date” of the Merger and such time the “Effective Time” of the Merger).  At the Effective Time of the Merger, the separate corporate existence of RPW shall cease and RPW shall be merged with and into AIS in accordance with Section 4.01 hereof.

1.02         Closing.  The exchange of documents contemplated in connection with the consummation of the Merger shall take place at the offices of Ellis Funk, P.C., 3490 Piedmont Road, NE, Suite 400, Atlanta, Georgia 30305, on March 15, 2009 or such earlier or later date as may be agreed upon by AIS and RPW.  Such date and time is herein sometimes referred to as the “Closing” or “Closing Date.”  At the Closing, the parties shall (i) deliver to each other the certificates and other documents required to be delivered under this Agreement including the Articles of Merger or Certificate of Merger required to be filed in the States of Nevada and New Hampshire and (ii) at the Closing or as soon thereafter as possible, consummate the Merger by filing the Articles of Merger or Certificate of Merger with the Secretary of State of the States of Nevada and New Hampshire.

ARTICLE II

Representations and Warranties of RPW and Wilson

RPW and Wilson do hereby represent and warrant to ALGT and AIS as follows:

2.01         Organization and Standing; Certificate and By-laws.  RPW is a corporation duly organized and existing under, and by virtue of, the laws of the State of New Hampshire and is in good standing under such laws.  RPW has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted.  RPW has furnished ALGT or its counsel with a copy of its Articles of Incorporation, as amended and in effect as of the date of this Agreement.  Said copy is true, correct and complete and contains all amendments through the date hereof. RPW never adopted any by-laws. Wilson represents he is the sole Director of RPW and he has sole authority to act on behalf of RPW.

2.02         Capitalization.  The authorized capital stock of RPW consists of 100 shares of common stock, no par value per share (the “RPW Common Stock”), of which 100 shares are issued and outstanding.  All of the outstanding shares of RPW Common Stock are owned of record by Wilson.  The outstanding shares have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance with all applicable securities and Blue Sky laws.  RPW does not have any stock option plan and has not reserved any shares of RPW Common Stock for future issuance.  No person has any option, warrant or other right to acquire or force the issuance or registration of any capital stock of RPW.

2.03         Subsidiaries.  RPW has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity.

2.04         Authorization and Enforceability.  RPW has all requisite legal and corporate power and authority to execute and deliver this Agreement, to carry out and perform its obligations under the terms of this Agreement and to consummate the transactions contemplated hereby.  All corporate action on the part of RPW, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement by RPW and the performance of all of RPW’s obligations hereunder has been taken.  This Agreement, as well as each of the other documents to be executed in conjunction with the Merger, when executed and delivered by RPW (and assuming due authorization, execution and delivery by the other parties hereto), shall constitute a valid and binding obligation of RPW, enforceable in accordance with its terms.

2.05         No Undisclosed Liabilities.  Except as set forth on Schedule 2.05, RPW has no liabilities (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted).

2.06         Taxes.  RPW was formed on November 14, 2008, and has not generated any taxable income since its inception.  RPW has yet to file any state or federal income tax returns.

2.07         Leases.  RPW does not own or lease any real or personal property.

2.08         Tangible Personal Property.  RPW has good, legal and marketable title to all of the items of tangible personal property listed on Schedule 2.08, free and clear of any and all Liens, except for Liens incurred in the ordinary course of business which would not be expected to impair RPW’s use of such property in any material way.

2.09         Intellectual Property.

(a)           For purposes of this Agreement, the following terms shall have the meanings indicated:

(i)            “CMS License Agreement” that certain Perpetual Software License Agreement of even date herewith between CMS Solutions, Inc. (“CMS”) and RPW, a copy of which has been provided to ALGT.

(ii)           “Existing License Agreement” shall mean that certain non-exclusive license agreement for the use of the Software set forth on Schedule 2.09(a) attached hereto.

(iii)          “Intellectual Property” shall mean all trademarks and service marks (whether registered or unregistered), trade names, designs and general intangibles of like nature, together with all goodwill related thereto; patents and patent applications (including any continuations, continuations-in-part, divisional, reissues, renewals and applications related to the Software; rights associated with works of authorship, including all exclusive exploitation rights, copyrights, neighboring rights, moral rights, and mask works (including any registrations and applications therefor and whether registered or unregistered); and information, including a formula, pattern, compilation, program, device, method, technique, or process, that:  (1) derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts to maintain its secrecy. “Intellectual Property” includes computer software; databases; works of authorship; mask works; technology; know-how, proprietary processes, formulae, algorithms, models, user interfaces, customer lists, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies and, with respect to all of the foregoing, related confidential data or information.

(iv)          “Software” shall mean the Icarus Airline Web 6.0 software and includes any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (D) all documentation, including user manuals and training materials, relating to any of the foregoing (the “Documentation”).

(b)           The Software is merchantable and fit for the particular purposes for which it is intended and is substantially in accordance with the specifications contained in the Documentation.

(c)           There is no action, suit, proceeding, or investigation pending or threatened against RPW that questions the right of RPW to enter into this Agreement or to consummate the transactions contemplated hereby.  RPW is aware of no litigation, claims or threatened claims pertaining to the Software.

(d)           Except for the CMS License Agreement, there are no agreements or contracts, whether or not in writing, to which CMS or RPW is a party which may:  (i) contain provisions restricting and/or affecting AIS’ development, distribution, use, marketing or sales of products or services relating to the Software; (ii) involve any joint venture, partnership, license or other arrangement through which another party has any ownership or use rights in the Software; (iii) identify the Software for security against a debt or obligation; or (iv) require the disclosure of the Software’s source or object code or a portion thereof.

(e)           RPW has taken commercially reasonable steps in accordance with normal industry practice to protect the Intellectual Property contained in the Software.

(f)            The Software does not infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party.  Any use and development of the Software by ALGT and AIS does not and will not violate any rights of CMS in the Software.

(g)           No third party is misappropriating, infringing, diluting or violating any Intellectual Property contained in the Software.

(h)           The Software was either (i) developed by CMS; or (ii) developed by independent contractors who have assigned their rights to CMS pursuant to written agreements.  CMS has licensed to RPW its interest in the Software for Travel Applications (as defined in

Section 5.03(a)).  The Software does not contain any programming code, documentation or other materials or development environments that embody Intellectual Property rights of any Person other than CMS, except for such materials or development environments obtained by CMS from other Persons who make such materials or development environments generally available to all interested purchasers or end-users on standard commercial terms without limitations on use, modifications or commercialization.

(i)            No one other than CMS and RPW has the right to use the Software other than the licensees under the Existing License Agreement.

2.10         Contracts.  RPW is not party to any contract other than the CMS License Agreement.

2.11         Employee Benefits.  RPW has no employees other than Wilson and does not provide any employee benefits to Wilson which will not terminate upon the Merger.  Wilson represents that RPW does not owe him any unpaid compensation.

2.12         Litigation.  There are no Legal Proceedings pending or, to the best of RPW’s knowledge, threatened against or affecting RPW or any of its properties or assets, at law or in equity, and there are no disputes between RPW and any Person of which RPW has notice.  There is no outstanding or, to the best of RPW’s knowledge, threatened Order of any Governmental Body against, affecting or naming RPW or affecting any of its assets.

2.13         Compliance with Laws; Permits.

(a)           RPW is and at all times has been in compliance with all Laws and Orders promulgated by any Governmental Body applicable to RPW or to the conduct of the business or operations of RPW or the use of its assets.  RPW has not received, and does not know of the issuance of, any notices of violation or alleged violation of any such Law or Order by any Governmental Body.

(b)           RPW has obtained all Permits necessary for the conduct of its business as currently conducted.

2.14         Financial Advisors.  No agent, broker, investment banker, finder, financial advisor or other person acting on behalf of RPW or Wilson is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of RPW.

2.15         Compliance with Other Instruments, None Burdensome, etc.  RPW is not in violation of any term of its Articles of Incorporation or By-laws, of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, and is not in violation of any order, statute, rule or regulation applicable to RPW.  The execution, delivery and performance of and compliance with this Agreement have not resulted and will not result in any violation of, or conflict with, or constitute a default under, RPW’s Articles or By-laws or, in any material respect, result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the assets of RPW.

2.16         Investment Intent.  Wilson acknowledges that the Merger Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and that the Merger Shares will be issued to Wilson and CMS in reliance upon exemptions from registration.  Each of Wilson and CMS is an accredited investor as defined under the Securities Act.

2.17         Disclosure; Survival.  To the best knowledge of RPW, there is no fact which has not been disclosed to ALGT of which RPW is aware and which materially adversely affects or could reasonably be anticipated to materially adversely affect the Intellectual Property rights of RPW.  All representations, warranties, covenants and agreements set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement shall survive the execution and delivery of this Agreement and shall not be affected by any examination made for or on behalf of ALGT, or the acceptance by ALGT of any certificate or opinion.

ARTICLE III

Representations and Warranties of ALGT and AIS

ALGT and AIS do hereby represent and warrant to Wilson as follows:

3.01         Organization and Standing; Certificate and By-laws.  Each of ALGT and AIS is a corporation duly organized and existing under, and by virtue of, the laws of the State of Nevada and is in good standing under such laws.  Each of ALGT and AIS has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted.

3.02         SEC Reports.  Since January 1, 2008, ALGT has filed all forms, reports and documents required to be filed by ALGT with the Securities and Exchange Commission (the “SEC”). All such required forms, reports and documents are referred to herein as the “SEC Reports.” As of their respective dates, the SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports and (ii) did not at the time they were filed (or if subsequently amended or superseded by a filing prior to the date of this Agreement, then on the date of such subsequent filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.03         Authorization and Enforceability.  Each of ALGT and AIS has all requisite legal and corporate power and authority to execute and deliver this Agreement, to carry out and perform its obligations under the terms of this Agreement and to consummate the transactions contemplated hereby.  All corporate action on the part of ALGT, AIS and their directors and stockholders necessary for the authorization, execution, delivery and performance of this

Agreement by ALGT and AIS, and the performance of all of ALGT’s and AIS’ obligations hereunder has been taken.  This Agreement, as well as each of the other documents to be executed in conjunction with the Merger, when executed and delivered by ALGT and AIS (and assuming the due authorization, execution and delivery by the other parties hereto), shall constitute a valid and binding obligation of each of ALGT and AIS, enforceable in accordance with its terms.

ARTICLE IV

The Merger

4.01         Effect of the Merger.  At the Effective Time of the Merger, (a) RPW and AIS (the “Constituent Corporations”) shall be merged into a single corporation by RPW merging with and into AIS (the “Surviving Corporation”), which shall survive the Merger, pursuant to the provisions of the NRS and New Hampshire Business Corporation Act; (b) the separate corporate existence of RPW shall cease and the Surviving Corporation shall become the owner, without transfer, of all rights and property of the Constituent Corporations; (d) the Surviving Corporation shall become subject to all the debts and liabilities of the Constituent Corporations in the same manner as if the Surviving Corporation had itself incurred them; and (e) the Merger will have all other effects as set forth in the NRS.

4.02         Governance of AIS after Merger.

(a)           On the Effective Date of the Merger, the Articles of Incorporation of AIS shall be the Articles of Incorporation of the Surviving Corporation.

(b)           On the Effective Date of the Merger, the bylaws of AIS, as in effect on the Effective Date of the Merger, shall remain the bylaws of the Surviving Corporation until they shall thereafter be duly amended.

(c)           On the Effective Date of the Merger, the Directors of AIS shall be Maurice J. Gallagher, Jr. and [M. Ponder Harrison], who shall serve until their successors are elected and qualified in accordance with the bylaws of the Surviving Corporation.

4.03         Exchange of Shares.

(a)           On the Effective Date of the Merger, ALGT shall issue a total of 41,450 shares of common stock.  Of these shares, 7,150 shares shall be issued in the name of CMS at the direction of RPW and upon receipt by ALGT of an investment letter from CMS in a form satisfactory to ALGT.  The remaining 34,300 shares (the “Merger Shares”) will be issued in the name of Wilson.

(b)           The then issued and outstanding shares of AIS common stock (owned by ALGT) shall be unaffected by the Merger.

(c)           Upon the Effective Date of the Merger, all outstanding shares of stock in RPW shall be cancelled and extinguished.

(d)           After the Effective Date of the Merger, the sole holder of the shares of certificates representing RPW Common Stock shall be entitled to receive upon the surrender of such certificates a certificate representing the number of shares of ALGT Common Stock to which such stockholder is entitled as provided by paragraph (a) above.  Until such time as RPW Common Stock certificates are presented, surrendered and exchanged, each such certificate of RPW Common Stock shall be deemed for all purposes to evidence ownership of the number of shares of ALGT Common Stock into which they shall have been converted pursuant to the Merger.

(d)           In connection with the receipt of the ALGT Common Stock to which he is entitled, Wilson hereby represents and warrants as follows:  (i) that he is acquiring the ALGT Common Stock for investment for his own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof; (ii) that he understands that the ALGT Common Stock has not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”) by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the stockholder’s representations as expressed herein; and (iii) that he acknowledges that the ALGT Common Stock must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available.

ARTICLE V

Other Agreements

5.01         Tax Treatment.  Each of ALGT, AIS and RPW will use its best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.  Neither party nor any affiliate shall take any action that would cause the Merger not to qualify as a reorganization under Section 368(a) except to the extent that such action is specifically contemplated by this Agreement.

5.02         Employment of Wilson.  ALGT shall offer employment to Wilson under the terms of an employment agreement (the “Employment Agreement”) to be entered into in connection with the Merger.

5.03         Repurchase Right.

(a)           ALGT shall have the right to repurchase the Merger Shares as hereinafter provided in the event Wilson’s employment with ALGT is terminated on or before March 15, 2011, as a result of Wilson’s resignation other than for Good Reason (as defined in the Employment Agreement) or as a result of a termination by ALGT for cause as provided in the Employment Agreement.  For clarity, no portion of the Merger Shares will be subject to repurchase if Wilson’s employment terminates as a result of his death or disability, as a result of termination by ALGT without cause or for any reason after March 15, 2011.  The shares issued by ALGT in the Merger in the name of CMS shall not be subject to repurchase.  The repurchase right shall be exercisable with respect to all or any portion of the Merger Shares at any time within 180 days following the effective date of Wilson’s termination of employment.  The repurchase right shall be exercisable by written notice provided by ALGT to Wilson within such time period specifying the number of Merger Shares to be repurchased and a closing date (not later than 15 days after the repurchase notice).

(b)           The purchase price for all of the Merger Shares shall be based on the date of termination as follows (subject to adjustment as provided in paragraph (c) below):

Date of Termination	Purchase Price for all of Merger Shares
On or before March 31, 2009	$130,000
April 1, 2009 – June 30, 2009	$260,000
July 1, 2009 – September 30, 2009	$390,000
October 1, 2009 – December 31, 2009	$520,000
January 1, 2010 – March 31, 2010	$650,000
April 1, 2010 – June 30, 2010	$780,000
July 1, 2010 – September 30, 2010	$910,000
October 1, 2010 – December 31, 2010	$1,040,000
January 1, 2011 – March 15, 2011	$1,170,000

If ALGT elects to purchase only a portion of the Merger Shares, then the purchase price for such shares shall be the applicable amount determined above multiplied by the percentage of the total Merger Shares represented by the shares being repurchased.

(c)           Notwithstanding ALGT’s right to repurchase Merger Shares as provided in this Section, Wilson shall have the right to sell in the public market a portion of his Merger Shares as follows:  (i) up to 25% of the Merger Shares may be sold after the date that is six (6) months after the Effective Date of Merger, and (ii) up to another 25% of the Merger Shares may be sold after the date that is one (1) year after the Effective Date of the Merger.  There shall be no restriction on sales of Merger Shares after March 15, 2011.  Wilson shall be required to report to ALGT all sales of the Merger Shares, the date of each sale and the net proceeds from each sale of Merger Shares.  In the event of any sales of Merger Shares, the purchase price specified in paragraph (b) above shall be reduced (but not below $10,000) by the net proceeds received by Wilson from the sale of any Merger Shares prior to the date of repurchase.

(d)           At the closing, ALGT shall pay the purchase price to Wilson in cash upon receipt from Wilson of the Merger Shares being repurchased, free and clear of any and all Liens.

(e)           Until March 15, 2011, the Merger Shares shall bear a restrictive legend as follows:

“The transfer, pledge or encumbrance of the shares of stock represented by this certificate is restricted under the terms of an Agreement and Plan of Merger dated March 15, 2009, a copy of which is on file at the office of the Company.”

Such legend shall not preclude Wilson from selling Merger Shares to the extent allowed by paragraph (c) above.

5.03         Noncompete; Nonsolicitation of Employees.

(a)           Wilson agrees that for a period of three (3) years following the Effective Date of the Merger, Wilson shall not, directly or indirectly, develop, market, sell, support, consult or advise or otherwise promote for use in the United States, any product with functionality included in the Software and in the field of Travel Applications.  For these purposes, “Travel Applications” shall mean all applications involving the travel industry, including, but not limited to, air travel, travel agencies, on-line bookings, hotels, rental cars, travel attractions, tours (e.g., bus travel, train travel and cruises) and related travel services.

(b)           Wilson agrees that for a period of five (5) years following the Effective Date of the Merger, he will not, directly or indirectly, on his own behalf or in the service of or on behalf of others, hire any Prohibited Employee or request or induce any Prohibited Employee to terminate that person’s employment or relationship with ALGT or to accept employment with any other person. For these purposes,  “Prohibited Employee” means any employee, independent contractor or consultant of ALGT or its subsidiaries who worked for ALGT or its subsidiaries at any time within six (6) months prior to the Determination Date and the “Determination Date” shall mean any date as of which a determination is being made as to who is a Prohibited Employee.

(c)           Wilson acknowledges that a breach by him of this Section will result in irreparable and continuing damage to ALGT and any breach or threatened breach of the covenants provided in this Section shall be subject to specific performance by temporary as well as permanent injunction or any other equitable remedies of any court of competent jurisdiction.

(d)           The parties hereto agree that:  (i) Wilson’s covenants and agreements contained in this Section are not incidental to any employment arrangement, but rather are incidental to the sale of the business of RPW being consummated by way of the Merger, (ii) the covenants contained in this Section are reasonably necessary to protect the interests of ALGT in whose favor said covenants and agreements are imposed in light of the nature of ALGT’s business and the parties’ substantial investment in its business; (iii) the restrictions imposed by this Section are not greater than are necessary for the protection of ALGT in light of the substantial harm that ALGT will suffer should Wilson breach any of the provisions of said covenants or agreements; (iv) the period of restriction contained in this Section is fair and reasonable in that it is reasonably required for the protection of ALGT; (v) the geographical area of restriction contained in this Section is fair and reasonable in that ALGT’s business has been developed on a national basis; and (vi) the nature, kind and character of the activities Wilson is prohibited to engage in are reasonable and necessary to protect ALGT.

(e)                                  Wilson acknowledges and agrees that each of the covenants and agreements contained in this Section is made by him in consequence of and as a specific inducement to the parties to this Agreement to enter into the Merger and to protect and preserve the benefit of this Agreement to all such parties; that each of the covenants is reasonable and necessary to protect and preserve the benefits received by the parties under this Agreement; irreparable loss and damage will be suffered by ALGT should Wilson breach any of such covenants and agreements; each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreements or any other provision or provisions of this Agreement; and that, in addition to other remedies available to it, ALGT shall be entitled to both temporary and permanent injunctions to prevent a breach or contemplated breach by Wilson of any of such covenants or agreements.

(f)                                    In the event a court of competent jurisdiction determines that Wilson has breached any of the foregoing covenants contained in this Section, Wilson shall pay all costs of enforcement of these provisions, including, but not limited to, court costs and reasonable attorneys’ fees.

(g)                                 If the provisions of this Section should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitation permitted by applicable law.

5.04                           Bankruptcy of ALGT.  In the event prior to March 15, 2011, ALGT files a voluntary petition for bankruptcy protection or there is an involuntary bankruptcy petition filed against ALGT which is not dismissed within sixty (60) days and if Wilson is not employed by ALGT at that time, then ALGT and AIS shall provide Wilson with a non-exclusive, fully paid, perpetual license to the Software (as then in existence) for use only in connection with Wilson’s pursuit of a software development and support business and subject to the terms of the CMS License Agreement.

ARTICLE VI

Indemnification by Wilson

6.01                           Agreement to Indemnify.  Subject to the terms and conditions of this Article VI, Wilson agrees to indemnify, defend and hold ALGT harmless, on demand from and against any and all demands, claims, actions, causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation interest, penalties and reasonable attorneys’ fees and expenses, asserted against, imposed upon or incurred by ALGT or AIS by reason of, or resulting from or in connection with:  (a)  a breach of any representation or warranty made by, or covenant of, or other agreements or obligations of RPW or Wilson which is contained in, or made pursuant to, this Agreement; or (b) any Undisclosed Liabilities of RPW.  As used in this Agreement, “Undisclosed Liabilities of RPW” means any liability, debt or obligation of any nature of RPW as of the date of the Merger, whether liquidated, contingent, accrued, absolute or otherwise, that is not specifically set forth elsewhere in this Agreement or on the Schedules to this Agreement or, if so set forth, the amount by which such liabilities, debts or obligations, as finally determined, exceeds the amount thereof so disclosed.

6.02                           Amount Uncertain.  The fact that the amount of indemnification cannot be determined or established at the time written notice or demand is given hereunder to an Indemnitor shall not limit or affect the right of ALGT to obtain full indemnification to the extent provided herein.

6.03                           Condition to Indemnification.  As a condition to indemnification hereunder, ALGT or AIS shall be required to provide Wilson with written notice of the circumstances resulting in the claim for indemnification, which notice shall be given promptly after first obtaining actual knowledge thereof. Wilson shall not be obligated to indemnify ALGT or AIS for any liabilities pursuant to this Article VI for any claim for which ALGT or AIS has not made a good faith claim against Wilson within three (3)  years after the date of this Agreement, and any claim not so filed shall be forever barred.  Further, no claim shall be asserted under this Article VI unless the liabilities have exceeded $10,000 on an aggregate basis, in which case, claims for indemnification hereunder may be made for the entire amount of such liabilities, including the initial $10,000.

6.04                           Offset Rights.  In the event of any indemnification claims against Wilson, ALGT shall have the right to offset the amount thereof against amounts due to Wilson under any employment or other agreement with ALGT and shall also have the right to require that the proceeds of any sale of the Merger Shares be applied against any indemnification claim.

ARTICLE VII

Definitions

7.01                           Certain Definitions.  For all purposes of this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” of any Person means any Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“AIS” means that certain Nevada corporation that is a party hereto.

“ALGT” means that certain Nevada corporation that is a party hereto.

“Closing Date” or “Closing” shall have the meaning set forth in Section 1.02 hereof.

“Code “ means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Constituent Corporations” means AIS and RPW.

“Effective Date of Merger” shall have the meaning set forth in Section 1.01 hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Knowledge”  Wherever in this Agreement any representation or warranty is expressed in the terms of “knowledge” or “to the best of its knowledge” of RPW, such knowledge shall be deemed to refer to matters which the stockholder, officers and directors of RPW knew or should have known after diligent inquiry.

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement or guideline.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

“Lien” means any lien, pledge, hypothecation, levy, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, or other real estate declaration, covenant, condition, restriction or servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates by any Governmental Body.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“RPW” means that certain New Hampshire corporation that is a party hereto.

“RPW Common Stock” shall have the meaning set forth in Section 2.02 hereof.

“Surviving Corporation” shall mean AIS.

“Undisclosed Liabilities” shall have the meaning set forth in Section 6.01.

ARTICLE VIII

General

8.01                           Amendments.  This Agreement and the form of any exhibit attached hereto may be amended in writing by the parties hereto at any time prior to the Effective Date of the Merger.

8.02                           Schedules.  Each Schedule described in this Agreement has been delivered simultaneously with the execution and pursuant to the terms of this Agreement.  Any information supplied to either party in writing between the date hereof and the Closing Date if accepted by either party shall be made a part of the Schedules hereto and be deemed to have been disclosed to the other party for all purposes of this Agreement.

8.03                           Governing Law; Jurisdiction.  This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Nevada.  Each of the parties hereto further agrees that any action or proceeding brought or initiated in respect of this Agreement may be brought or initiated in the United States District Court for the State of Nevada or in any District Court located in Clark County, Nevada, and each of the parties hereto consents to the exercise of personal jurisdiction and the placement of venue in any of such courts, or in any jurisdiction allowed by law, in any such action or proceeding and further consents that service of process may be effected in any such action or proceeding in the manner provided in Section 14.065 of the Nevada Revised Statutes or in such other manner as may be permitted by law.  Each of the undersigned further agrees that no such action shall be brought against any party hereunder except in one of the courts above named.

8.04                           Notices.  All notices hereunder shall be deemed given if in writing and delivered personally or sent by telecopy (with written evidence of receipt), telegram, registered mail or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

(a)                                  If to RPW or Wilson, to:

1100 Peaked Hill Road

Bristol, NH 03222

Attention:  Robert P. Wilson, III

Fax #:

(b)                                 If to ALGT or AIS, to:

Allegiant Travel Company

8360 S. Durango Drive

Las Vegas, NV 89113

Attention:  Maurice J. Gallagher, Jr.

Fax #: 702-851-7301

With a copy to:

Ellis Funk, P.C.

3490 Piedmont Road, Suite 400

Atlanta, Georgia   30305

Attn:  Robert B. Goldberg, Esq.

Fax:  (404) 233-2188

Any such notice or communication shall be deemed to have been given as of three days after posting, one day after next day delivery service or upon personal delivery or confirmed telecopy.

8.05                           No Assignment.  This Agreement may not be assigned by operation of law or otherwise without the express written consent of the other parties.

8.06                           Headings.  The descriptive headings of the several Articles, Sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

8.07                           Counterparts; Fax Signatures.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.  The parties agree that facsimile signatures will have the same force and effect as originals.

8.08                           Entire Agreement.  This Agreement and the exhibits hereto and other documents delivered or to be delivered pursuant hereto or incorporated by reference herein, taken together contain the entire agreement between the parties hereto concerning the transactions contemplated hereby and supersede all prior agreements or understandings, written or oral between the parties hereto relating to the subject matter hereof.  No oral representation, agreement or understanding made by any party hereto shall be valid or binding upon such party or any other party hereto.

8.09                           Further Assurances. Subject to the terms and conditions expressly set forth herein, the parties hereto shall use their best commercially reasonable efforts to do and perform or cause to be done and performed all further acts required hereby, and in that connection shall execute and deliver all other agreements, certificates, instruments or documents, as the other party may reasonably request in order to promote and effectuate the intent and purpose of this Agreement and the consummation of the merger contemplated hereby.  Neither party hereto shall voluntarily undertake any course of action inconsistent with the performance or satisfaction of the requirements applicable to it set forth in this Agreement, and each party shall promptly do all such acts and take all such measures as may be appropriate to enable it to perform as early as practicable the obligations herein required to be performed by it.

8.10                           Severability.  The parties intend for this Agreement to be severable.  It is mutually agreed that in the event any paragraph, subparagraph, section, subsection, sentence, clause or phrase hereof shall be construed as illegal, invalid or unenforceable for any reason, such determination shall in no manner affect the other paragraphs, subparagraphs, sections, subsections, sentences, clauses or phrases hereof which shall remain in full force and effect, as if the said paragraph, subparagraph, section, subsection, sentence, clause or phrase so construed as illegal, invalid or unenforceable were not originally a part hereof, and the enforceability hereof as a whole will not be affected.  The parties hereby declare that they would have agreed to the remaining parts hereof if they had known that such parts hereof would be construed as illegal, invalid or unenforceable.

8.11                           Interpretive Matters. No provision of this Agreement shall be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

ALLEGIANT TRAVEL COMPANY

By:	/s/ Maurice J. Gallagher, Jr.

ALLEGIANT INFORMATION SYSTEMS, INC.

By:	/s/ Maurice J. Gallagher, Jr.

RPW CONSOLIDATED INFORMATION SYSTEMS, INCORPORATED

By:	/s/ Robert P. Wilson, III

/s/ Robert P.Wilson, III
ROBERT P. WILSON, III

SCHEDULE 2.05

Legal Fees owed to Ellis Funk, P.C.	$7,294.00

SCHEDULE 2.09(a)

License Agreement to Pinnacle Airlines